Exhibit 99.7 – Form of Confirmation

Goldman Sachs International | Plumtree Court | 25 Shoe Lane | London EC4A 4AU

Tel: 020-7774-1000 | Telex: 887902 | Cable: GOLDSACHS LONDON

Registered in England No. 2263951 | Registered Office As Above | Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority

To:	Triple Flag Mining Aggregator S.à r.l.
From:	Goldman Sachs International; The Goldman Sachs Group, Inc. as Guarantor
Re:	Master Confirmation – Variable Price Forward Sale Transactions
Date:	[ ]

This master confirmation (this “Master Confirmation”) is intended to set forth the terms and conditions of one or more of transactions entered into hereunder from time to time (the “Transactions” and each, a “Transaction”) among Goldman Sachs International (“GS”), Goldman Sachs & Co. LLC (“GS&Co.”), as custodian (in such capacity, the “Custodian”) and Triple Flag Mining Aggregator S.à r.l., a private limited liability company (société à responsabilité limitée) existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12c, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 250.444 (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. Each Transaction entered into among GS, GS&Co. and Counterparty that is subject to this Master Confirmation shall be evidenced by a supplemental confirmation substantially in the form of Exhibit A hereto (a “Supplemental Confirmation”), with such modifications as to which GS and Counterparty mutually agree. This Master Confirmation and any Supplemental Confirmation with respect to any Transaction together shall constitute a “Confirmation” for purposes of the Agreement specified below. GS is acting as principal in each Transaction and GS&Co., its affiliate, is acting as agent for GS and Counterparty in each Transaction. GS is not a member of the Securities Investor Protection Corporation.

1.	This Master Confirmation and any Supplemental Confirmation are subject to, and incorporate, the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. This Master Confirmation and any Supplemental Confirmation evidence a complete and binding agreement between GS and Counterparty as to the terms of such Transaction to which this Master Confirmation and each Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and any Supplemental Confirmation supplement, form a part of, and are subject to, an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “Agreement”) as if GS and Counterparty executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the elections of Loss and Second Method, and USD as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to any Transaction, (iii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”, (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to GS and to Counterparty, with a “Threshold Amount” of (A) in respect of GS, three percent of the shareholders’ equity of The Goldman Sachs Group, Inc. as of each Trade Date and (B) in respect of Counterparty, USD 50,000,000; provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1), (b) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature, (y) funds were available to enable the party to make the payment when due and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”, and (c) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business, (v) in respect of Counterparty, solely for purposes of Section 3(c) of the Agreement, “Affiliate” shall mean any Affiliate other than the Issuer and (vi) the definition of “Local Business Day” in Section 14 of the Agreement shall be amended and replaced in its entirety as follows:

“Local Business Day” means a day (I) on which commercial banks in New York City and the New York Stock Exchange are open for business other than a Saturday or Sunday, and (II) on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified herein or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, herein, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial center, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

The parties hereto shall be deemed to have entered into a 1995 Credit Support Annex (Bilateral Form—Transfer) (ISDA Agreements Subject to English Law) as if GS and Counterparty executed it on the date of this Master Confirmation, which supplements, forms part of and is subject to the Agreement and is subject to the elections set out in Annex II hereto as its Paragraph 11 (as hereafter amended, modified, supplemented, replaced or amended and restated, the “CSA”).

The Transactions and CSA shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between GS and Counterparty or any confirmation or other agreement between GS and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between GS and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which GS and Counterparty are parties, neither the Transactions nor CSA shall be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

All provisions contained in, or incorporated by reference to, the Agreement shall govern this Master Confirmation except as expressly modified below.

In the event of any inconsistency between the Agreement, this Master Confirmation, a Supplemental Confirmation and the Definitions, the following will prevail for purposes of any Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; (iv) the 2006 Definitions; and (v) the Agreement.

2.	For purposes of the Equity Definitions, each Transaction will be deemed to be a Share Forward Transaction. Set forth below are the terms and conditions which, together with the terms and conditions set forth in the related Supplemental Confirmation, shall govern each Transaction:

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Seller:	Counterparty
Buyer:	GS
Shares:	Common shares, no par value, of the Issuer (Ticker: TFPM)
Issuer:	Triple Flag Precious Metals Corp.

Applicable Number of Shares:	For each Transaction, the Number of Shares for such Transaction minus the Number of Excluded Shares for such Transaction; provided that Buyer will have the right to increase the Applicable Number of Shares for such Transaction by a number of Shares that is not higher than the Number of Excluded Shares for such Transaction so long as such increased Applicable Number of Shares for such Transaction is less than or equal to the Number of Shares for such Transaction by delivering notice to Counterparty at any time on or before the Valuation Date (or, if the Valuation Date is the Accelerated Valuation Date, prior to 11:59 P.M. New York City time on the Exchange Business Day immediately following the designated Accelerated Valuation Date). For the avoidance of doubt (i) any such increase will not result in a change to the Forward Price per Share for such Transaction and (ii) Counterparty will not seek to control or influence Buyer’s or its affiliates’ decision to make any such increase or effect any hedging transactions in connection therewith.
Number of Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.
Number of Excluded Shares:	For each Transaction, the Number of Shares for such Transaction multiplied by the ratio of (i) the sum of the Suspension Intraday Volume Ratios for such Transaction for each Exchange Business Day during the Calculation Period for such Transaction to (ii) the number of Exchange Business Days in the Calculation Period for such Transaction (excluding, for the avoidance of doubt, any Exchange Business Day that is a Disrupted Day).
Suspension Intraday Volume Ratio:	For each Transaction, as set forth in the related Supplemental Confirmation.
Share Delivery:	For each Transaction, by 12:00 noon New York City time on the Settlement Date for such Transaction, Counterparty shall sell, convey, transfer, assign and deliver to GS a number of Shares equal to the Applicable Number of Shares for such Transaction (the “Purchased Shares”) in accordance with Section 9.4 of the Equity Definitions.
The provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable to Counterparty’s delivery of Shares contemplated above as if such delivery were a “Physical Settlement” under the Equity Definitions. For the avoidance of doubt, upon such delivery GS will become the absolute owner of such Shares for all purposes. Counterparty shall be deemed to represent to GS on the Settlement Date for such Transaction that all of the representations set forth in Section 9.11 of the Equity Definitions shall be true and correct with respect to the delivery of Purchased Shares for such Transaction to GS; provided that, such representations will be subject to the condition that GS or its affiliate has introduced into the public market a number of Shares equal to the Applicable Number of Shares for such Transaction and no greater than the Number of Shares for such Transaction, subject to adjustment, in compliance with paragraphs (f) and (g) of Rule 144 under the Securities Act of 1933 (the “Securities Act”), as interpreted by the Interpretive Letters (as defined in Section 17(c) herein). Without limiting the generality of the foregoing, the Purchased Shares for such Transaction shall be delivered to GS in book-entry form (which are registered in the name of The Depository Trust Company’s (the “DTC”) nominee, maintained in the form of book entries on the books of DTC and allowed to be settled through DTC’s regular book-entry settlement services) without any restrictive legend.

For the avoidance of doubt, the foregoing delivery obligations of Counterparty will be subject to netting and set-off against the obligation of GS to transfer to Counterparty any Equivalent Credit Support with respect to the Credit Support Balance pursuant to Paragraph 2(b) of the CSA, as further provided in Section 16 of this Master Confirmation.
Settlement Date:	For each Transaction, the date that is two Clearance System Business Days following the Valuation Date for such Transaction.
Prepayment:	Not Applicable
Variable Obligation:	Not Applicable
Forward Price:	For each Transaction, the arithmetic average of the VWAP Prices for the Valid Days in the Calculation Period for such Transaction, subject to “Valuation Disruption” and “Suspension Day” below.
VWAP Price:	For each Transaction, for any Exchange Business Day, subject to “Valuation Disruption” below, the per Share volume-weighted average price for each period during the regular trading session (without regard to pre-open or after hours trading outside of such regular trading session) of the Exchange that is not a Suspension Intraday Period for such Transaction using the heading “Bloomberg VWAP” on Bloomberg page “TFPM <Equity> AQR” (or any successor thereto) at 4:15 P.M. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day as estimated by the Calculation Agent in its reasonable discretion or, if such volume-weighted average price is unavailable for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, the market value of one Share on such period during the regular trading session of the Exchange that is not Suspension Intraday Period for such Transaction, as determined by the Calculation Agent using a volume-weighted method.
Suspension Intraday Period:	For each Transaction, as set forth in the related Supplemental Confirmation.
Settlement Currency:	USD
Exchange:	The New York Stock Exchange
Related Exchange:	All Exchanges

Valuation:

Valuation Time:	As provided in Section 6.1 of the Equity Definitions.
Valuation Date:	For each Transaction, the Scheduled Valuation Date for such Transaction; provided that GS shall have the right to designate any Scheduled Trading Day on or after the First Acceleration Date for such Transaction to be the Valuation Date for such Transaction for all or any portion of such Transaction (the “Accelerated Valuation Date”) by delivering notice to Counterparty of any such designation prior to 11:59 P.M. New York City time on the Exchange Business Day immediately following the designated Accelerated Valuation Date for such Transaction.
Calculation Period:	For each Transaction, the period from and including the Calculation Period Start Date for such Transaction to and including the Valuation Date for such Transaction.

Calculation Period Start Date:	For each Transaction, the Exchange Business Day immediately following the Trade Date for such Transaction.
Scheduled Valuation Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.
First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Valuation Disruption:	Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Calculation Period for any Transaction, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Valuation Date for such Transaction. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Transaction for such Disrupted Day shall not be included for purposes of determining the Forward Price for such Transaction, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Transaction for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for such Transaction for the relevant Valid Days during the Calculation Period for such Transaction shall be adjusted in good faith and in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price for such Transaction, with such adjustments based on, among other factors, the nature and duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Upon the occurrence of any such partial Disrupted Day, the Calculation Agent may make a corresponding adjustment to the Number of Excluded Shares for such Transaction. Any Scheduled Trading Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full.
If a Disrupted Day occurs during the Calculation Period for any Transaction and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be either (x) a Potential Adjustment Event or (y) an Additional Termination Event, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by (A) deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be”, (B) inserting the words “at any time on any Scheduled Trading Day during the Calculation Period” after the word “material,” in the third line thereof and (C) replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Valid Day:	For each Transaction, each Exchange Business Day during the Calculation Period for such Transaction.

Settlement Terms:

Cash Settlement:	Applicable; provided that notwithstanding Section 8.4(a) of the Equity Definitions, following delivery of the Applicable Number of Shares for each Transaction on the Settlement Date for such Transaction pursuant to “Share Delivery” above, GS shall pay to Counterparty an amount in USD equal to the Forward Cash Settlement Amount for such Transaction on the Cash Settlement Payment Date for such Transaction. Notwithstanding the immediately preceding sentence, and for the avoidance of doubt, as long as GS has an obligation to transfer to Counterparty any Equivalent Credit Support with respect to the Credit Support Balance pursuant to Paragraph 2(b) of the CSA, Counterparty’s obligation to deliver the Applicable Number of Shares for such Transaction pursuant to “Share Delivery” above will be subject to netting and set-off against such obligation of GS to transfer to Counterparty any Equivalent Credit Support with respect to the Credit Support Balance pursuant to Section 16 hereof (and each such obligation of Counterparty and GS will be deemed to be satisfied to the extent of such netting and set-off).
Forward Cash Settlement Amount:	For each Transaction, an amount determined by the Calculation Agent equal to the product of (i) the Forward Price for such Transaction and (ii) the Applicable Number of Shares for such Transaction.
Cash Settlement Payment Date:	For each Transaction, the Settlement Date for such Transaction (or, if such date is not a Currency Business Day, the next following Currency Business Day).

Share Adjustments:

In respect of any Transaction:

Potential Adjustment Event:	The events described in Section 11.2(e) of the Equity Definitions shall constitute Potential Adjustment Events, provided that any repurchases of Shares made by the Issuer pursuant to the Issuer’s NCIB (as defined below) program shall be excluded from Section 11.2(e)(v) thereof to the extent that such repurchases are made in accordance with the rules of the Toronto Stock Exchange (the “TSX”). In addition, it shall constitute an additional Potential Adjustment Event if (x) the Scheduled Valuation Date is postponed pursuant to “Valuation Disruption” above, (y) a Regulatory Disruption as described in Section 10 occurs or (z) a Disruption Event occurs. As used in this Section 2, “NCIB” means the normal course issuer bid program of the Issuer announced November 13, 2025 to purchase up to 10,328,075 Shares, as such normal course issuer bid program may be renewed, replaced or amended from time to time, or any normal course issuer bid program of the Issuer approved by the TSX and then in effect.
Method of Adjustment:	Calculation Agent Adjustment; provided that notwithstanding anything to the contrary in the Equity Definitions, adjustments may be made in respect of any Potential Adjustment Event to account for any taxes that may be imposed in connection with such Transaction (including any withholding or transfer taxes).

Dividends:

In respect of any Transaction:

Obligations with Respect to Excess Cash Dividends and Extraordinary Cash Dividends:	If there occurs an Excess Cash Dividend or Extraordinary Cash Dividend, then the Calculation Agent may adjust one or more of the Settlement Price, the Applicable Number of Shares, or any other variable relevant to the valuation, settlement, payment or other terms of such Transaction or CSA, including requiring Counterparty to make a payment to GS, to reflect the effect of such Excess Cash Dividend or Extraordinary Cash Dividend on the fair value of such Transaction; provided, that such adjustments may be made to account for any taxes that may be imposed in connection with such Transaction (including any withholding or transfer taxes).
Excess Cash Dividend:	That portion, if any, of the per Share amount of any Ordinary Cash Dividend that, together with the amount of all previous Ordinary Cash Dividends, if any, for which the ex-dividend date occurs within the same Dividend Period, exceeds the Contractual Dividend Amount for such Dividend Period, as determined by the Calculation Agent.
Ordinary Cash Dividends:	Any Relevant Dividend that is, in the determination of the Calculation Agent, an ordinary cash dividend denominated in USD.
Relevant Dividend:	Any dividend or distribution on the Shares for which the ex-dividend date occurs from but excluding the Trade Date for such Transaction to and including the Valuation Date for such Transaction.
Contractual Dividend Amount:	For any Dividend Period, as set forth in the related Supplemental Confirmation for such Transaction (for the avoidance of doubt, such amount being 100% of the gross amount of such dividend before giving effect to any withholding or deduction and excluding any imputation or other credits, refunds or deductions granted by any applicable taxing authority in respect of such dividend and any taxes, credits, refunds or benefits imposed, withheld, assessed or levied thereon) (subject to adjustment by the Calculation Agent in accordance with Calculation Agent Adjustment to account for any Potential Adjustment Event or Merger Event and subject to adjustment by the Calculation Agent to account for any change to the timing and/or frequency of payment of the Issuer’s regular dividend).
Dividend Period:	Each period from, but excluding, one Dividend Period End Date to, but including, the next Dividend Period End Date; provided that the first Dividend Period shall commence on, but exclude, the Trade Date for the such Transaction, and the final Dividend Period shall end on, and include, the Valuation Date for such Transaction.
Extraordinary Cash Dividend:	Any Extraordinary Dividend in the form of cash denominated in USD, determined without duplication of any amount that constitutes an Excess Cash Dividend.
Extraordinary Dividend:	Any Relevant Dividend that is not, in the determination of the Calculation Agent, an Ordinary Cash Dividend (other than to the extent constituting an Excess Cash Dividend).

Dividend Period End Dates:	The last calendar day of each calendar quarter occurring in whole or in part after the Trade Date (subject to adjustment by the Calculation Agent to account for any change to the timing and/or frequency of payment of the Issuer’s regular dividend).
Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 8.4(b) and Section 9.2(a)(iii) of the Equity Definitions.

Extraordinary Events:

In respect of any Transaction:

New Shares:	In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, (a) the text in subsection (i) shall be deleted in its entirety and replaced with: “publicly quoted, traded or listed on any of the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or their respective successors)” and (b) the phrase “and (iii) issued by a corporation under the laws of the United States, any State thereof, the District of Columbia or Ontario, Canada” shall be inserted immediately prior to the period.

Consequences of Merger Events:
(a) Share-for-Share:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of GS
(b) Share-for-Other:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of GS
(c) Share-for-Combined:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of GS
Tender Offer:	Applicable; provided that the definition of “Tender Offer” and “Tender Offer Date” in Section 12.1 of the Equity Definitions are each hereby amended by adding after the words “voting shares” the words “, voting power or Shares”.
Consequences of Tender Offers:
(a) Share-for-Share:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of GS
(b) Share-for-Other:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of GS
(c) Share-for-Combined:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of GS
Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will, in its sole discretion, determine such composition.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions, as amended hereby; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the word “shall” in the second line shall be replaced with “may” and (z) for the avoidance of doubt, the Calculation Agent may determine the effect on such Transaction of such Announcement (and, if so, adjust the terms of such Transaction accordingly) on one or more occasions on or after the date of the Announcement Event, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable. For the avoidance of doubt, any such adjustment shall be without prejudice to the application of the provisions set forth in “Consequences of Merger Events” and/or “Consequences of Tender Offers” with respect to the related Merger Event or Tender Offer.

Announcement Event:	(i) The public announcement of any Merger Event or Tender Offer, the intention to enter into a Merger Event or Tender Offer, or any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (ii) the public announcement of (x) any potential acquisition by Issuer and/or any of its subsidiaries where the aggregate consideration exceeds 15% of the market capitalization of Issuer as of the date of such announcement, as determined by the Calculation Agent (an “Acquisition Transaction”) or (y) any potential lease, exchange, transfer or disposition (including, without limitation, by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests or other ownership interest in the Issuer’s subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration exceeds 15% of the market capitalization of Issuer as of the date of such announcement, as determined by the Calculation Agent (a “Disposal Transaction”), (iii) the public announcement of an intention by Issuer or any of its subsidiaries to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event, Tender Offer, Acquisition Transaction or Disposal Transaction, (iv) any other announcement that in the reasonable judgment of Calculation Agent may result in a Merger Event, Tender Offer Acquisition Transaction or Disposal Transaction or (v) any subsequent public announcement of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i), (ii), (iii) or (iv) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, ‘announcements’ as used in this definition of Announcement Event refer to any public announcement whether made by the Issuer or a third party, and the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” “Merger Event” shall be read with references therein to “100%” being replaced by “15%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of “Reverse Merger” therein.
Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if (i) the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or their respective successors) (and if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange) or (ii) the Issuer announces an intent to cause the Shares to cease to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer).

Additional Disruption Events:

In respect of any Transaction:

(i) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement or statement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof and (iv) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.
(ii) Failure to Deliver:	Not Applicable
(iii) Insolvency Filing:	Applicable; provided that the definition of “Insolvency Filing” in Section 12.9(a)(iv) of the Equity Definitions shall be amended by deleting the clause “provided that proceedings instituted or petitions prevented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end thereof and replacing it with the following: “or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen days of the institution or presentation thereof.
(iv) Hedging Disruption:	Applicable; provided that
(i) Section 12.9(a)(v) of the Equity Definitions is hereby modified by:
(a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date”;
(b) inserting the following at the end of such Section:
“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”; and
(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(v) Increased Cost of Hedging:	Applicable; provided that, Section 12.9(a)(vi) of the Equity Definitions is hereby amended by inserting the following parenthetical immediately following the term “equity price risk” in the fifth line thereof: “(including, for the avoidance of doubt and without limitation, stock price risk and volatility risk).”
(vi) Loss of Stock Borrow:	Applicable, if and to the extent the Recall Date (if any) has occurred; otherwise, Not Applicable.
Maximum Stock Loan Rate:	200 basis points per annum.
(vii) Increased Cost of Stock Borrow	Applicable, if and to the extent the Recall Date (if any) has occurred; otherwise, Not Applicable.
Initial Stock Loan Rate:	0 basis points per annum.
Hedging Party:	For all applicable events, GS. For the avoidance of doubt, the “Hedging Party” shall be deemed to include GS and any of its affiliates for all purposes other than giving or receiving notice.
Hedge Position:	The definition of “Hedge Positions” in Section 13.2(b) of the Equity Definitions shall be amended by (i) inserting the words “, unwind, termination” after the words “entry into” and before the words “or maintenance” in the first line and (ii) replacing the words “a party” with the words “GS or its Affiliates” in the third line.
Determining Party:	For all applicable events, GS; provided that, when making any election, determination or calculation, the Determining Party shall be bound by the same obligations applicable to the Calculation Agent as set forth in Section 1.40 of the Equity Definitions as if the Determining Party were the Calculation Agent.
Non-Reliance:	Applicable
Agreements and Acknowledgements Regarding Hedging Activities:	Applicable
Additional Acknowledgements:	Applicable

Transfer:	Notwithstanding anything to the contrary in the Agreement, GS may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS with respect to any Transaction, in whole or in part, to an affiliate of GS whose obligations to Counterparty under such Transaction are guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty; provided that (x) no Event of Default or Potential Event of Default shall have occurred and be continuing with respect to GS and (y) subsequent to such transfer or assignment, Counterparty will neither, as a result of such transfer or assignment, (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement, except to the extent that such additional amounts would have been payable to the assignor or transferor immediately before the assignment or transfer, nor (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount, except to the extent that such additional amounts would have been not payable by the assignor or transferor immediately before the assignment or transfer.
Counterparty Payment Instructions:	To be provided by Counterparty
Account for Delivery of Shares to Counterparty:	To be provided by Counterparty
GS Payment Instructions:	To be provided by GS
Account for Delivery of Shares to GS:	To be provided by GS
Counterparty’s Contact Details for Purpose of Giving Notices and Communications under this Confirmation or the Agreement:	[Intentionally Omitted]
GS’s Contact Details for purpose of Giving Notices and Communications under this Confirmation or the Agreement:	[Intentionally Omitted]
GS&Co.’s Contact Details for purpose of Giving Notices and Communications under this Master Confirmation, any Supplemental Confirmation or the Agreement:	[Intentionally Omitted]

3.	Calculation Agent: GS; provided that if an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which GS is the sole Defaulting Party has occurred and is continuing with respect to GS, Counterparty shall have the right to appoint a successor calculation agent, which shall be a nationally recognized, third-party dealer in over-the-counter corporate equity derivatives. For the avoidance of doubt, the Calculation Agent shall make all calculations and determinations in good faith and in a commercially reasonable manner. The parties agree that all costs and expenses associated with replacing GS as the Calculation Agent shall be equally shared by the parties. Following any determination, adjustment or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly (but in any event no later than three (3) Exchange Business Days following receipt of such written request) provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data, if relevant) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be (including any assumption used in making such determination, adjustment or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information used by it for such determination, adjustment or calculation. In making determinations of the VWAP Price in respect of any Transaction and the weighing thereof (if applicable) for each relevant Valid Day for such Transaction, upon request from the Counterparty, the Calculation Agent agrees to provide daily reports (on a non-binding basis) on or prior to the immediately following Exchange Business Day specifying in reasonable detail the basis for such determination.
4.	Conditions to GS’s Obligation in Respect of Each Transaction. The obligations of GS hereunder in respect of each Transaction are subject to the satisfaction of the following conditions:

(i)        Counterparty shall have delivered to GS, on or prior to applicable Trade Date for such Transaction, Eligible Shares in a number equal to the Number of Shares for such Transaction pursuant to Paragraph 11(h)(ii)(A) of the CSA (it being understood and acknowledged that to the extent Counterparty fails to effect delivery of such Eligible Shares for such Transaction on or prior to the Trade Date for such Transaction, GS may treat each Exchange Business Day during the period from and including such Trade Date, to and excluding the date on which Counterparty so delivers such Eligible Shares for such Transaction, as a Disrupted Day):

(A)       “Eligible Shares” means, for any Transaction, Shares that are (x) held through DTC, (y) free of all Transfer Restrictions other than Existing Transfer Restrictions, stop transfer limitations and/or other notations, and (z) either (i) not “restricted securities” within the meaning of Rule 144 under the Securities Act or (ii) “restricted securities” in which Counterparty has a “holding period” (within the meaning of Rule 144(d) under the Securities Act) that commenced at least one year prior to the Trade Date for such Transaction, where:

(B)       “Existing Transfer Restrictions” means, with respect to any Shares or other securities, the Transfer Restrictions existing due to such Shares or other securities being held by an “affiliate” (within the meaning of Rule 144 under the Securities Act) of the Issuer or “restricted securities” (within the meaning of Rule 144 under the Securities Act) of the applicable Issuer with a holding period for purposes of Rule 144(d) that commenced at least one year prior to the Trade Date for the relevant Transaction, but only to the extent GS (or its affiliate or another financial institution on GS’ behalf), as identified in Counterparty’s Form 144, has not completed its sale of a number of Shares equal to the Maximum Deliverable Number in respect of such Transaction in accordance with the Interpretive Letters;

(C)       “Maximum Deliverable Number” means, in respect of any Transaction, on any date, a number of Shares or security entitlements in respect thereof equal to the Number of Shares for such Transaction with respect to which settlement for such Transaction has not been fully made; and

(D)       “Transfer Restrictions” means, with respect to any property (including, in the case of securities, security entitlements in respect thereof), any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such property or item of collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or transfer or enforcement of such property or item of collateral be consented to or approved by any person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such property or item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar or transfer agent for, such property or item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such property or item of collateral, (iv) any registration or qualification requirement or prospectus delivery requirement for such property or item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under the Securities Act) and (v) any legend or other notification appearing on any certificate representing such property to the effect that any such condition or restriction exists; except that the required delivery of any assignment, instruction or entitlement order from Counterparty or any pledgor, assignor or transferor of such property or item of collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute such a condition or restriction.

(ii) The representations and warranties of Counterparty contained in Section 6 below, in Section 3 of the Agreement (including as may be modified herein) and in paragraph 7 of the CSA being true and correct in all material respects as of the Trade Date for such Transaction.

(iii) Counterparty shall have performed in all material respects all of the covenants and obligations to be performed by Counterparty on or prior to the Trade Date for such Transaction, under the Agreement (including as may be modified herein) and under the CSA.

(iii) Counterparty shall have executed the related Supplemental Confirmation for such Transaction.

5.       Additional Mutual Representations, Warranties and Covenants. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party, on the date hereof and on each Trade Date, that:

(a)       It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b)       Each party acknowledges that the offer and sale of each Transaction set forth under this Master Confirmation and the Supplemental Confirmations to it (and not the transfer, sale or rehypothecation of the Purchased Shares) is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof and/or the provisions of Regulation D (“Regulation D”) or Rule 144, as applicable, each as promulgated under the Securities Act. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D, (iii) it will purchase each Transaction for investment and not with a view to the distribution or resale thereof and (iv) the disposition of any Transaction is restricted under this Master Confirmation, any Supplemental Confirmation, the Securities Act and state securities laws.

6.       Additional Representations and Agreements of Counterparty. In addition to the representations and agreements in the Agreement and those contained herein, Counterparty represents and warrants to, and covenants and agrees with, GS on the date hereof and on each Trade Date, as follows:

(a)       Counterparty is not entering into any Transaction or taking any action hereunder on the basis of, and Counterparty is not aware of or in possession of, any material non-public information regarding the Shares or the Issuer. Counterparty is not entering into any Transaction in anticipation of, in connection with, or to facilitate, a distribution of any securities of the Issuer. Counterparty is not entering into any Transaction or taking any action hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of applicable law.

(b)       Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default with respect to Counterparty, a Potential Event of Default with respect to Counterparty, a Termination Event in respect of which it is an Affected Party, or any Potential Adjustment Event or Extraordinary Event, as soon as reasonably practicable, but in any event within five (5) Exchange Business Days, notify GS of its obtaining knowledge of such occurrence.

(c)       With respect to any Transaction, none of the transactions contemplated hereby (including, without limitation, (A) any purchases or sales of Shares in connection with GS’s (or any of its affiliates’) hedging or hedge unwind activities with respect to such Transaction and (B) the settlement of any Transaction (whether by Cash Settlement, early termination or otherwise) will violate or conflict with, or result in a breach of, or constitute a default under (whether as a result of its characterization as a derivative product or otherwise) (1) any corporate policy of Issuer or other rules or regulations of Issuer (including, but not limited to, Issuer’s window period policy), any stockholders’ agreement, lockup agreement, registration rights agreement, confidentiality agreement, co-sale agreement or any other agreement binding on Counterparty or affecting Counterparty or any of its assets or (2)(x) the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, (y) any agreement or instrument to which Counterparty is a party or by which Counterparty or any of its properties or assets is bound, which agreement or instrument is reasonably likely to have a material effect on any Transaction or GS’s rights or obligations under the Agreement, this Master Confirmation or any Supplemental Confirmation, or (z) any statute, rule or regulation applicable to, or any order of any court or governmental agency with jurisdiction over, Counterparty or Counterparty’s assets or properties. Neither the execution and delivery by Counterparty of this Master Confirmation or any Supplemental Confirmation, nor the performance by Counterparty of its obligations under this Master Confirmation and any Supplemental Confirmation in accordance with their terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental authority or any third party, except such as have been obtained, made or given or otherwise set forth in this Master Confirmation or any Supplemental Confirmation.

(d)       During the three months immediately preceding the Trade Date for any Transaction, neither Counterparty nor any affiliate of Counterparty nor any person who would be considered to be the same “person” as Counterparty or “act[ing] in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act) or any other person with whom sales by Counterparty would be aggregated under Rule 144(e) (any such affiliate or other such person, an “Associated Person”) has sold or will, without the written consent of GS, sell or hedge (through swaps, options, short sales or otherwise) any long position in, any Shares (or security entitlements in respect thereof), nor has defaulted in an obligation secured by a pledge of any Shares at any time prior to such Trade Date, other than in an Eligible Transaction (defined below). For the avoidance of doubt, Associated Person does not include the Issuer. Counterparty has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that GS (or any affiliate of GS) may effect in establishing GS’s initial Hedge Position for such Transaction. Except as provided herein, Counterparty has not made or arranged for, and will not make or arrange for, any payment to any person in connection with any sales of Shares that GS (or any affiliate of GS) may effect in establishing its initial Hedge Position with respect to any Transaction. For the purposes of this paragraph, Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares. “Eligible Transaction” means a transaction (i) that is not subject to aggregation under Rule 144(e) under the Securities Act as a result of being a sale of securities of a type set forth in Rule 144(e)(vii) under the Securities Act, (ii) that, if registered under the Securities Act, is made (A) pursuant to the registration statement on Form F-10 (including any prospectus included therein or any prospectus supplement pursuant thereto) filed with the Securities and Exchange Commission (the “SEC”) on May 29, 2024 or (B) any registration statement, prospectus and/or prospectus supplement filed more than thirty (30) days prior to entry into any Transaction, (iii) that does not involve any marketing or solicitation (or arrangement for solicitation) efforts by, or on behalf of, Counterparty or its broker (with such terms within the meaning of Rule 144, as applicable) and (iv) that would not be integrated with any Transaction hereunder or any hedging sales in connection therewith within the meaning of the Securities Act and the rules and regulations thereunder. Upon effecting any such transaction, Counterparty shall provide GS with a written notification, in which it (x) represents and warrants that such transaction constitutes an Eligible Transaction and (y) confirms that it continues to be in compliance with any and all of its covenants set forth under this Section 6(d).

(e)       With respect to any Transaction, Counterparty is currently, and in the past has been, in compliance with its reporting obligations under Section 13 and Section 16, if applicable, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Shares. Counterparty hereby covenants and agrees with GS that it will continue for the duration of such Transaction to be in compliance with its reporting obligations with respect to the Shares under applicable securities laws including, but not limited to, the provisions of Rule 144 and Section 13 and Section 16, if applicable, of the Exchange Act (including with respect to such Transaction). Counterparty shall (i) give prior notice to GS of any public filing of or relating to such Transaction, (ii) provide GS with a draft of such filing prior to filing thereof, (iii) provide GS with a copy of any report promptly upon filing thereof, provided, that the obligations of the Counterparty under this subsection 6(e)(iii) will be deemed to be satisfied if the same is filed with the Securities and Exchange Commission (the “SEC”) through its Electronic Data Gathering, Analysis and Retrieval System, and (iv) comply with any reasonable request of GS to seek confidential treatment of any information therein that GS considers proprietary or sensitive business information.

(f)       With respect to any Transaction, Counterparty has not acquired the Purchased Shares and/or the Shares delivered to GS under the CSA from the Issuer or from an affiliate of the Issuer on a date later than one year prior to the Trade Date for such Transaction and paid the full purchase price when acquiring such Shares. Counterparty’s holding period with respect to such Shares for purposes of Rule 144(d) began no later than one year prior to the Trade Date for such Transaction. Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c).

(g)       If Counterparty were to sell on the Trade Date for any Transaction a number of Shares equal to the Number of Shares for such Transaction, such sales would comply with the volume limitations set forth in paragraph (e) of Rule 144.

(h)       Counterparty will not seek to control or influence GS’s or any of its affiliates’ decision to (i) make any purchases or sales of Shares in connection with any Transaction or (ii) enter into any hedging transactions in respect of any Transaction.

(i)       At all times during the term of each Transaction, except with the prior written consent of GS, Counterparty will not, directly or indirectly (including, without limitation, by means of a derivative instrument)

purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares or any security convertible into or exchangeable for the Shares.

(j)       Counterparty is a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg. Counterparty will for the term of each Transaction maintain its place of incorporation and domicile as in effect at the time of entry into of this Master Confirmation and any Supplemental Confirmation.

(k)       GS is not acting as a fiduciary for or an adviser to Counterparty in respect of any Transaction.

(l)       Counterparty is entering into this Master Confirmation, any Supplemental Confirmation and each Transaction for its own account and not for the benefit of any third party.

(m)       Counterparty is capable of assessing the merits of and understanding the consequences of each Transaction (on Counterparty’s own behalf or through independent professional advice and has taken independent legal advice in connection with such Transaction) and understands and accepts the terms, conditions and risks of such Transaction. Counterparty is acting for its own account, and has made its own independent decision to enter into each Transaction and as to whether any such Transaction is appropriate or proper based upon Counterparty’s own judgment and upon advice from such legal, tax, accounting or other advisors as Counterparty has deemed necessary. Counterparty is not relying on any communication (written or oral) from GS or its affiliates as tax, accounting or legal advice or as a recommendation to enter into any Transaction; it being understood that information and explanations related to the terms and conditions of such Transaction will not be considered to be tax, legal or accounting advice or a recommendation to enter into such Transaction. Any tax, legal or accounting advice or opinions of third party advisers which GS has provided to Counterparty in connection with any Transaction has been provided to Counterparty for informational or background purposes only, it is not the basis on which Counterparty enters into any Transaction and will be independently confirmed by Counterparty or Counterparty’s advisors prior to entering into such Transaction. No communication (written or oral) received from GS will be deemed to be an assurance or guarantee as to the expected results of any Transaction.

(n)       Counterparty represents and warrants to GS as of the date hereof, as of the Trade Date for any Transaction, as of the Settlement Date for any Transaction (before and after giving effect to the sale and delivery of Purchased Shares) and as of the Cash Settlement Payment Date for any Transaction that (A) Counterparty has the ability to pay its debts and obligations as such debts mature, does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature and (B) Counterparty is not or will not be insolvent at the time such Transaction was consummated, and was not or will not be rendered insolvent or will not be insolvent as a result thereof. Counterparty has not engaged and will not engage in any business or transaction with GS after which the property remaining with Counterparty was or will be unreasonably small in relation to its business.

(o)       [Reserved].

(p)       Counterparty acknowledges and agrees that (x) the entering into of each Transaction will constitute a “sale” of the initial Number of Shares thereunder for purposes of Rule 144 (subject to reduction as set forth herein) and (y) Counterparty has transmitted or will transmit a Form 144 for filing with the SEC contemporaneously with or prior to the Trade Date for such Transaction, all in the manner contemplated by Rule 144(h), and agrees to provide a draft of such Form 144 to GS, which shall be acceptable to GS, prior to filing.

(q)       Counterparty is not and, after giving effect to any Transaction contemplated hereby, will not be required to, register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended. During the term of each Transaction hereunder it will not take any action that would cause it to become required to, or otherwise permit Counterparty to become required to, register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(r)       Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(s)       [Reserved].

(t)       Counterparty has not and will not directly or indirectly violate any applicable law, rule or regulation (including, without limitation, the Securities Act and the Exchange Act) in connection with the transactions contemplated by this Master Confirmation, any Supplemental Confirmation, the Agreement (including as may be modified herein) and/or the CSA.

(u)       Without regard to the particular nature of the business conducted by GS or its affiliates, to the knowledge of Counterparty, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Purchased Shares for any Transaction would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of GS or its affiliates owning or holding (however defined) the Purchased Shares for such Transaction, assuming that GS or any of its affiliates or any other person subject to aggregation with GS for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which GS is or may be deemed to be a part, does not beneficially own more than 4.9% of the number of Shares outstanding on any given day.

(v)       Issuer is not, and has not been at any time previously, an issuer described in Rule 144(i)(1) of the Securities Act, such as a special purpose acquisition company (SPAC) or blank-check company.

(w)       Counterparty represents and warrants that any Shares delivered by Counterparty, including Shares transferred by Counterparty under the CSA, will not constitute “taxable Canadian property” for the purposes of the Income Tax Act (Canada) at any time over the course of any Transaction.

7.       Legal Opinions. Counterparty shall, on or prior to the Trade Date for any Transaction, deliver, or cause to be delivered, to GS an opinion of New York counsel to Counterparty and an opinion of Luxembourg counsel to Counterparty, to the cumulative effect set forth in Annex I hereof.

8.       Counterparty Sales. Counterparty and its Associated Persons shall not directly or indirectly sell any Shares (including by means of a derivative instrument, regardless of settlement method), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares during the term of any Transaction except through GS (in GS’s sole discretion), other than in an Eligible Transaction.

9.       Compliance with Securities Laws. Counterparty represents, warrants and covenants to GS that:

(a)       Counterparty is entering into this Master Confirmation, any Supplemental Confirmation and each Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws, including, without limitation, the prohibitions on the insider trading, antifraud or manipulative and deceptive devices under the U.S. federal or applicable securities laws of any state or country and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty further agrees to act in good faith with respect to each Transaction.

(b)       Counterparty will not seek to control or influence GS’s or its affiliates’ decision to make any purchases or sales under any Transaction, including, without limitation, GS’s decision to enter into any hedging transactions.

(c)       Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation, any Supplemental Confirmation and/or each Transaction shall be made in good faith and not as part of a plan or scheme to evade the prohibitions on manipulative and deceptive devices under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding the Issuer or the Shares.

10.       Regulatory Disruption. In the event that GS concludes, in its good faith and reasonable judgment, and based upon advice of counsel, that it is necessary with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS or its affiliates) and applied in a manner consistent with their application to similar transactions for GS to refrain from or decrease any market activity on any Scheduled Trading Day or Days during the Calculation Period for any Transaction, GS may elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days (a “Regulatory Disruption”). For the avoidance of doubt, any failure by the Issuer to comply with the reporting requirements contained in Rule 144(c) shall constitute a Regulatory Disruption at the election of GS.

11.       Extension of Valuation or Settlement. GS may postpone, with respect to any Transaction, the Scheduled Valuation Date, Valuation Date, Settlement Date or Cash Settlement Payment Date, in each case for such Transaction, or any other date or period of valuation or payment by GS (in which event the Calculation Agent shall make appropriate adjustments to the terms of such Transaction), if GS determines, in good faith and in its commercially reasonable judgment that such postponement is necessary or advisable to preserve GS’s hedging or hedge unwind activity in connection with such Transaction in light of existing liquidity conditions in the relevant market or to enable GS to effect sales or purchases of Shares in connection with its hedging, hedge unwind or settlement activity in respect of such Transaction in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures generally applicable in similar situations and applied in a non-discriminatory manner.

12.       Additional Termination Event. Notwithstanding anything to the contrary in the Equity Definitions, if:

(a)        as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions; or

(b)       a Recall Notice Date has occurred pursuant to the CSA,

an Additional Termination Event (with the related Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

13.       Excess Ownership Termination. If at any time at which the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition, an “Excess Ownership Position”), GS is unable after using its good faith and commercially reasonable efforts to effect a transfer or assignment hereunder of the related Transaction(s) to a third party on pricing terms reasonably acceptable to GS and within a time period reasonably acceptable to GS such that no Excess Ownership Position exists, then GS may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the such Transaction(s) (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that GS so designates an Early Termination Date with respect to a portion of any Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to such Transaction(s) and a Number of Shares equal to the number of Shares underlying the Terminated Portion, (ii) Counterparty were the sole Affected Party with respect to such partial termination and (iii) the Terminated Portion were the sole Affected Transaction. The “Share Amount” as of any day with respect to any Transaction is the number of Shares that GS and any person whose ownership position would be aggregated with that of GS (GS or any such person, a “GS Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by GS in its reasonable discretion. The “Applicable Share Limit” means, with respect to any Transaction, a number of Shares equal to (1) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a GS Person, or could result in an adverse effect on a GS Person, under any Applicable Restriction, as determined by GS in its reasonable discretion, minus (2) 1% of the number of such Shares outstanding.

14.       Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation, any Supplemental Confirmation or the CSA, in no event shall GS be entitled to receive, or shall be deemed to receive, any Shares in connection with any Transaction if, immediately upon giving effect to such receipt of such Shares or such exercise of remedies, (i) the Section 13 Percentage with respect to any Transaction would be equal to or greater than 4.9% or (ii) the Share Amount would exceed the Applicable Share Limit (each of clause (i) and (ii), an “Ownership Limitation”). The “Section 13 Percentage” as of any day with respect to any Transaction is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that GS and any of its affiliates or any other person subject to aggregation with GS for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which GS is or may be deemed to be a part, beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act, if applicable, and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. If any delivery owed to GS hereunder is not made or any remedies are not exercised, in whole or in part, as a result of an Ownership Limitation, GS’s right to receive such delivery or to exercise such remedies shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, GS gives notice to Counterparty that such delivery would not result in any of such Ownership Limitations being breached, and GS shall be entitled to exercise such remedies immediately when such exercise would not result in any of such Ownership Limitations being breached. Notwithstanding anything in the Agreement, this Master Confirmation, any Supplemental Confirmation or the CSA to the contrary, GS (or the affiliate designated by GS) shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that GS (or such affiliate) is not entitled to receive or exercise remedies with respect to at any time pursuant to this Section, until such time as the limitations set forth in this Section no longer apply.

15.       (a) Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating Loss pursuant to Section 6 of the Agreement, if determined in its good faith and reasonable judgment, and based upon advice of counsel, with respect to applicable legal and regulatory requirements, including any requirements relating to GS’s commercially reasonable hedging activities hereunder, GS reasonably determines that it would not be practicable or advisable to close out any commercially reasonable hedge or related trading position prior to or promptly following the designation of an Early Termination Date or other date of cancellation, GS may (but need not) determine, in good faith and in a commercially reasonable manner, losses without reference to actual losses incurred but based on expected losses assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) “risk bid”, “volume weighted” valuations or “private placement” discounts were used to determine loss to avoid awaiting the delay associated with closing out any hedge or related trading position in good faith and in a commercially reasonable manner prior to or promptly following the designation of an Early Termination Date.

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (i) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (ii) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event, and if Counterparty would owe any amount to GS determined pursuant to Section 6(c)(ii) of the Agreement (any such amount, the “Due Amount”), then GS may elect to substitute such amount or any portion thereof designated by GS (such amount subject to this Section 15(b), a “Payment Obligation”) by the Share Termination Alternative, provided that the number of Share Termination Delivery Units constituting the Share Termination Delivery Property may in no event exceed the Number of Shares delivered to GS pursuant to the CSA, and Counterparty shall in no event be required to deliver to GS any Shares in excess of the then-applicable Number of Shares that are subject to the Master Confirmation and the related Supplemental Confirmation for such Transaction and that have been delivered to GS pursuant to the CSA (it being understood that in case GS elected to designate a Payment Obligation only in respect of a portion of the Due Amount, the remainder of the Due Amount shall be satisfied pursuant to Section 6(d)(ii) and 6(e) of the Agreement, as applicable). Any delivery obligations of Counterparty in respect of Share Termination Delivery Units under this Section 15 will be subject to netting and set-off against the obligation of GS to transfer to Counterparty any Equivalent Credit Support with respect to the Credit Support Balance pursuant to Paragraph 2(b) of the CSA, as further provided in Section 16 of this Master Confirmation.

Share Termination Alternative: Counterparty shall deliver to GS the Share Termination Delivery Property on the date when the relevant Payment Obligation would otherwise be due pursuant to Section 6(d)(ii) and 6(e) of the Agreement (the “Share Termination Payment Date”), in satisfaction of such Payment Obligation.

Share Termination Delivery Property: A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation, divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price: The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in good faith by commercially reasonable means and notified by the Calculation Agent to Counterparty at the time of notification of the Payment Obligation.

Share Termination Delivery Unit: One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver: Applicable.

Other applicable provisions: If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to any Transaction means that the Share Termination Alternative is applicable to such Transaction.

16.       Netting and Set-off.

(a)       If, on any date, a number of securities would be deliverable, or cash would otherwise be payable, by one party (the “first party”) to the other (the “other party”) in respect of any Transaction, the CSA and any other Credit Support Document relating to such Transaction (the “Swap Transaction Agreements”) and a number of securities of the same kind would be deliverable, or cash would otherwise be payable, by the other party to the first party in respect of the Swap Transaction Agreements, then, on such date each party’s obligations to deliver such number of securities, or to make such payment, will be automatically satisfied and discharged and, if the aggregate number of such securities, or the aggregate amount of cash, as the case may be, that would otherwise have been deliverable or payable by one party exceed the aggregate number of such securities or the aggregate amount of cash that would otherwise have been deliverable or payable, as applicable, by the other party, replaced by (x) an obligation upon the party by which the larger aggregate number of such securities would have been deliverable to deliver to the other party the excess of the larger aggregate number over the smaller aggregate number or (y) an obligation upon the party by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount, as applicable. For the avoidance of doubt, “Multiple Transaction Payment Netting” shall apply for the purpose of Section 2(c) of the Agreement.

(b)       Notwithstanding anything to the contrary above in Section 16(a), the parties agree that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 16. Any amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 16 shall be effective to create a charge or other security interest. This Section 16 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise, and including, without limitation, as contemplated by the immediately foregoing paragraph (a)).

17.       Acknowledgments.

(a)       The parties hereto intend for:

(i)       each Transaction to be a “securities contract” as defined in Section 741(7) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)       the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)       a party’s right to liquidate, terminate or accelerate each Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of a Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)       all payments for, under or in connection with any Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)       Counterparty acknowledges that:

(i)       during the term of any Transaction, GS and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)       GS and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)       GS shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the relevant VWAP Price;

(iv)       any market activities of GS and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the relevant VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)       each Transaction is a derivatives transaction; GS may purchase or sell Shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of such Transaction.

(c)       Counterparty:

(i)       is an “institutional account” as defined in Rule 4512(c) promulgated by the U.S. Financial Industry Regulatory Authority;

(ii)       is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of GS or its associated persons, unless it has otherwise notified GS in writing; and

(iii)       will notify GS if any of the statements contained in clause (i) or (ii) of this Section 16(c) ceases to be true.

(d)       The parties intend for this Master Confirmation and any Supplemental Confirmation to constitute a “contract” as described in the letter dated December 14, 1999, submitted by Robert W. Reeder and Alan. L. Beller to Michael Hyatte of the staff of the SEC (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999 and the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011 (collectively, the “Interpretive Letters”). Accordingly, Counterparty agrees that any Shares that it delivers to GS hereunder will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof, shall be effected through the facilities of DTC. GS believes in good faith, based on advice of its counsel, that any Transaction contemplated by this Master Confirmation, any Supplemental Confirmation and/or under the CSA is consistent in all material respects with the Interpretive Letters.

18.       Tax.

(a)       Payer Representations.

For the purpose of Section 3(e) of the Agreement, GS and Counterparty each hereby make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)       Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act.

“Tax” as used in Section 18(a) above and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

(c)       871(m) Protocol.

GS is an adherent to the 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015, as may be amended or modified from time to time (the “2015 Section 871(m) Protocol”). In the event that Counterparty is not an adherent to the 2015 Section 871(m) Protocol, GS and Counterparty hereby agree that this Agreement shall be treated as a Covered Master Agreement (as that term is defined in the 2015 Section 871(m) Protocol) and this Agreement shall be deemed to have been amended in accordance with the modifications specified in the Attachment to the 2015 Section 871(m) Protocol.

(d)       For the purpose of Sections 4(a)(i) and (ii) of the Agreement, GS and Counterparty will each deliver a correct, complete and executed United States Internal Revenue Service Form W-8BEN-E (with all parts fully completed), or any successor form, (i) on a date which is before each Trade Date, (ii) promptly upon reasonable demand by the other party, and (iii) promptly upon learning that any such form previously provided has become obsolete or incorrect.

(e)       For purposes of Sections 3(e) and 3(f) of the Agreement, GS and Counterparty each represents that for U.S. federal income tax purposes, (i) it (or its regarded owner for U.S. federal income tax purposes) is a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations and a “non-U.S. branch of a foreign person” as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations for U.S. federal income tax purposes, and (ii) no payment received or to be received under this Agreement will be effectively connected with its conduct of a trade or business in the United States.

19.       [Reserved].

20.       Amendments to Equity Definitions:

(i)       Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”;

(ii)       The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of

Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on any Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;

(iii)       Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”;

(iv)       Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at GS’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer”;

(v)       [Reserved];

(vi)       Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (I) subsection (A) in its entirety, (II) the phrase “or (B)” following subsection (A) and (III) the phrase “in each case” in subsection (B); and (B) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence; and

(vii)       Section 12.9(b)(v) of the Equity Definitions is hereby amended by deleting clause (X) and the words “or (Y)” in the final sentence.

21.       Non-Confidentiality. The parties hereby agree that (i) effective from the date of commencement of discussions concerning any Transaction under this Master Confirmation and any Supplemental Confirmation, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind, including opinions or other tax analyses, provided by GS and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of GS or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) GS does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.

22.       Third Party Rights. Neither this Master Confirmation nor any Supplemental Confirmation is intended nor shall be construed to create any rights in any person other than Counterparty, GS and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and GS shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not. Subject to the foregoing, a person who is not a party to this Master Confirmation has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Master Confirmation or any Supplemental Confirmation.

23.       Waiver of Rights. Any provision of this Master Confirmation or any Supplemental Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

24.       Governing Law. The Agreement, this Master Confirmation, any Supplemental Confirmation and any non-contractual obligations arising out of or connected with it, shall be governed by, and construed in accordance with, the laws of England and Wales.

25.       Offices.

(a)       The Office of GS for each Transaction is: As set forth on the cover of this Master Confirmation.

(b)       The Office of Counterparty for each Transaction is: Inapplicable. Counterparty is not a Multibranch Party.

26.       Jurisdiction. With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with the Agreement, this Master Confirmation, any Supplemental Confirmation and any non-contractual obligations arising out of or in connection with it (“Proceedings”), each party irrevocably:

(a)       submits to the exclusive jurisdiction of the English courts; and

(b)       waives any objection which it may have at any time to the laying of venue of any Proceedings brought in such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

27. Process Agent: Counterparty appoints as its Process Agent:

[Intentionally Omitted]

28.       Counterparts. This Master Confirmation and any Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation and any Supplemental Confirmation by signing and delivering one or more counterparts. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., DocuSign and AdobeSign (any such signature, an “Electronic Signature”)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The words “execution,” “signed,” “signature” and words of like import in this Master Confirmation, any Supplemental Confirmation or in any other certificate, agreement or document related to this Master Confirmation shall include any Electronic Signature, except to the extent electronic notices are expressly prohibited under this Master Confirmation, the Agreement or any Supplemental Confirmation.

29.       QFC Stay Provisions. (i) (A) In the event that GS becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or (ii) Title II of Dodd-Frank and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from GS of this Master Confirmation or any Supplemental Confirmation, and any interest and obligation in or under, and any property securing, this Master Confirmation or any Supplemental Confirmation, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Master Confirmation, any Supplemental Confirmation and any interest and obligation in or under, and any property securing, this Master Confirmation or any Supplemental Confirmation were governed by the laws of the United States or a state of the United States. (B) In the event that GS or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under this Master Confirmation or any Supplemental Confirmation that may be exercised against GS are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Master Confirmation or any Supplemental Confirmation were governed by the laws of the United States or a state of the United States.

(ii)       Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation, the parties expressly acknowledge and agree that: (A) Counterparty shall not be permitted to exercise any Default Right with respect to this Master Confirmation, any Supplemental Confirmation or any Affiliate Credit Enhancement that is related, directly or indirectly, to an Affiliate of GS becoming subject to receivership, insolvency, liquidation, resolution, or similar proceeding (an “Insolvency Proceeding”), except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and (B) nothing in this Master Confirmation or any Supplemental Confirmation shall prohibit the transfer of any Affiliate Credit Enhancement, any interest or obligation in or under such Affiliate Credit Enhancement, or any property securing such Affiliate Credit Enhancement, to a transferee upon or following an Affiliate of GS becoming subject to an Insolvency Proceeding, unless the transfer would result in Counterparty being the beneficiary of such Affiliate Credit Enhancement in violation of any law applicable to the Counterparty. After an Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted under this Master Confirmation or any Supplemental Confirmation.

(iii)       If Counterparty has previously adhered to, or subsequently adheres to, the ISDA 2018 U.S. Resolution Stay Protocol as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), the terms of such protocol shall be incorporated into and form a part of this Master Confirmation, any Supplemental Confirmation and the terms of the ISDA U.S. Protocol shall supersede and replace the terms of this Section 29. For purposes of incorporating the ISDA U.S. Protocol, GS shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party, and this Master Confirmation and any Supplemental Confirmation shall be deemed to be a Protocol Covered Agreement. Capitalized terms used but not defined in this clause (iii) shall have the meanings given to them in the ISDA U.S. Protocol.

(iv)       GS and Counterparty agree that to the extent there are any outstanding “in-scope QFCs,” as defined in 12 C.F.R. § 252.82(d), that are not excluded under 12 C.F.R. § 252.88, between GS and Counterparty that do not otherwise comply with the requirements of 12 C.F.R. § 252.2, 252.81–8 (each such agreement, a “Preexisting In-Scope Agreement”), then each such Preexisting In-Scope Agreement is hereby amended to include the foregoing provisions in this Section 29, with references to “this Master Confirmation” and “any Supplemental Confirmation” being understood to be references to the applicable Preexisting In-Scope Agreement.

For purposes of this Section 29:

“Affiliate” is defined in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of GS under or with respect to this Master Confirmation, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

“Master Confirmation” means this Master Confirmation together with the CSA and any other Credit Support Document.

30.       Regulatory Provisions Relating to Agent.

(a)	Counterparty understands and agrees that, unless otherwise indicated GS has acted as principal in respect of each Transaction and GS&Co. is acting solely in its capacity as agent for Counterparty and GS pursuant to instructions from Counterparty and GS. GS&Co. shall have no responsibility or personal liability to either party arising from any failure by either party to pay or perform any obligation under any Transaction. Each party agrees to proceed solely against the other to collect or recover any amount owing to it or enforce any of its rights in connection with or as a result of each Transaction.
(b)	Notwithstanding any provisions of the Agreement, all communications relating to any Transaction or the Agreement shall be transmitted exclusively through GS&Co. at the notice provisions in Section 2 of this Master Confirmation.
(c)	Counterparty hereby acknowledges that (i) in the event of GS’s failure, Counterparty will likely be considered an unsecured creditor of GS to the extent of any credit exposure and (ii) the Securities Investor Protection Act of 1970 (15 U.S.C. 78aaa through 78lll) does not protect Counterparty with respect to any obligation of GS. GS is not a member of the Securities Investor Protection Corporation.
(d)	Counterparty hereby notifies, and represents and warrants to GS and GS&Co. that it, or its investment manager, is an entity that owns or controls (or, in the case of an investment adviser, has under management) in excess of USD100 million in aggregate financial assets (i.e., cash, money-market instruments, securities of unaffiliated issuers, futures and options on futures and other derivative instruments), calculated on a gross basis, without deduction for its liabilities, and based on its balance sheet or a comparable financial statement prepared in the ordinary course of its business, and Counterparty hereby covenants promptly to notify GS and GS&Co. if the foregoing representation and warranty ceases to be true.

(e)	As a broker-dealer registered with the SEC, GS&Co., as agent of GS and Counterparty, will be responsible for (a) effecting each Transaction entered into by GS and Counterparty hereunder, (b) issuing all required confirmations and statements to GS and Counterparty to the applicable addresses in Section 2 of this Master Confirmation, (c) maintaining books and records relating to each Transaction entered into hereunder as required by SEC regulations, and (d) receiving, delivering and safeguarding Counterparty’s funds and any securities in connection with each Transaction entered into hereunder, in compliance with SEC regulations. Each party acknowledges that the offer and sale of each Transaction set forth under this Master Confirmation and any Supplemental Confirmation to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof and the provisions of Regulation D. Accordingly, each party represents and warrants to the other that (a) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (b) it is an “accredited investor” as that term is defined under Regulation D, (c) it will purchase each Transaction for investment and not with a view to the distribution or resale thereof, and (d) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.
(f)	Unless otherwise indicated, GS has acted as principal in respect of each Transaction. The time and venue of execution of each Transaction is available upon request.
(g)	For the purposes of applicable rules of The Financial Conduct Authority (“FCA”) GS shall treat GS&Co. alone as its client. As a consequence, most of the client protections available under FCA rules will not be available to Counterparty.

31.       ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. Both parties agree that the amendments set out in the Attachment to the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on 19 July 2013 and available on the ISDA website (www.isda.org) (the “2013 Protocol”) shall be made to the Agreement. In respect of the Attachment to the 2013 Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Master Confirmation (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Master Confirmation. For the purposes of this Master Confirmation:

(a)       Portfolio reconciliation process status. Each party confirms its status as follows:

GS: Portfolio Data Sending Entity

Counterparty: Portfolio Data Receiving Entity

(b)       Local Business Days. Each party specifies the following place(s) for the purposes of the definition of Local Business Day as it applies to it:

GS: London, United Kingdom

Counterparty: New York City, the United States

(c)       Notice. Unless otherwise agreed between the parties in writing:

(I)       GS agrees to deliver the following items to Counterparty at the contact details in Section 2 of this Master Confirmation:

Portfolio Data

Notice of a discrepancy

Dispute Notice

(II)       Counterparty agrees to deliver the following items to GS at the contact details shown below:

Notice of a discrepancy: [Intentionally Omitted]

Dispute Notice: [Intentionally Omitted]

Any notice given by email in accordance with this provision will be deemed effective.

(d)       Use of an agent and third party service provider. For the purposes of Part I(3) of the 2013 Protocol:

GS: Without prejudice to Part I(3)(a) of the 2013 Protocol, GS appoints Goldman Sachs Services Private Limited, Goldman Sachs & Co and Goldman Sachs (Singapore) Pte to each act as its agent.

32.       UK EMIR.

Solely for the purpose of supporting any performance by the parties of the UKK PDD Requirements (to the extent applicable to one or both of the parties, or any Transaction), the parties will apply the following amendments to the Attachment:

(i)	all references to EMIR (whether to one or more specific provisions of EMIR or EMIR in general, and including any references to regulations made pursuant to EMIR) shall mean such legislation as it forms part of UK domestic law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (as amended from time to time) (the “EUWA”) (including any amendments made to such legislation when it is brought into UK domestic law pursuant to section 8 of the EUWA or any regulations made thereunder); and

(ii)	the parties agree that disclosures made pursuant to Part II of the Attachment may include disclosures to the UK’s Financial Conduct Authority, as a relevant regulator.

Where:

“EMIR PDD Requirements” means the Portfolio Reconciliation Risk Mitigation Techniques, the Dispute Resolution Risk Mitigation Techniques (each as defined in the Attachment) and any reporting to a trade repository mandated by Article 9 of EMIR.

“UK PDD Requirements” means the EMIR PDD Requirements, as such requirements form part of UK domestic law by virtue of section 3 of the EUWA (including any amendments made to such legislation when it is brought into UK domestic law pursuant to section 8 of the EUWA or any regulations made thereunder).

In the event of any inconsistency between the “PR Period” for the purposes of the UK PDD Requirements and the EMIR PDD Requirements, to the extent both are applicable, the “PR Period” shall be, for the purposes of both sets of requirements, whichever is the shorter “PR Period”.

33.       ISDA 2013 EMIR Non-Financial Counterparty (NFC) Representation.

Counterparty represents to GS that it is a non-financial counterparty that does not meet the conditions set out in the second subparagraph of Article 10(1) of Regulation (EU) No 648/2012 (as amended and/or supplemented, including, for the avoidance of doubt, by Regulation (EU) 2019/834 of the European Parliament and of the Council of 20 May 2019).

34.       Designation by GS.

Notwithstanding any other provision in this Master Confirmation or any Supplemental Confirmation to the contrary requiring or allowing GS to sell or deliver any Shares or other securities to Counterparty, GS may designate any of its affiliates to sell or deliver such shares or other securities and otherwise to perform GS’s obligations in respect of any Transaction and any such designee may assume such obligations. GS shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

35.       Foreign Private Issuer Status. Counterparty will provide a written notice to GS promptly upon becoming aware that the Issuer is not or will no longer be a “foreign private issuer”, as defined in Rule 3b-4 of the Exchange Act.

36.       Guarantee of The Goldman Sachs Group, Inc. The obligations of GS in respect of each Transaction hereunder will each be guaranteed by The Goldman Sachs Group, Inc. pursuant to (i) a Guarantee Agreement, dated on or prior to the Trade Date for such Transaction relating to certain obligations of GS with respect to such Transaction and the CSA or (ii) any replacement or successor guarantee on substantially similar terms, which may be in the form of a general guarantee that covers such Transaction and the CSA. For the avoidance of doubt, the guarantee described in clause (i) or clause (ii) above, as the case may be, shall constitute a Credit Support Document, and The Goldman Sachs Group, Inc. shall constitute a Credit Support Provider.

[Signature page follows.]

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS) correctly sets forth the terms of the agreement between GS and Counterparty with respect to this Transaction, by signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy GS.

Yours faithfully,

GOLDMAN SACHS INTERNATIONAL

By:	___________________________________ Name: Title:

Goldman Sachs & Co. LLC, as Custodian

By:	___________________________________ Name: Title:

Agreed and Accepted By:

TRIPLE FLAG MINING AGGREGATOR S.À R.L.

By: ___________________________________

Name:

Title: Authorized manager

FORM OF SUPPLEMENTAL CONFIRMATION

SUPPLEMENTAL CONFIRMATION #[__]

Date: [ ], 20__

To: Triple Flag Mining Aggregator S.à r.l.

12c, rue Guillaume Kroll, L-1882

Luxembourg, Grand Duchy of Luxembourg

From: Goldman Sachs International

Plumtree Court, 25 Shoe Lane

London EC4A 4AU

Re:	Variable Price Forward Sale Transaction

Ladies and Gentlemen:

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into among Goldman Sachs International (“GS”), Goldman Sachs & Co. LLC (“GS&Co.”), as custodian (in such capacity, the “Custodian”) and Triple Flag Mining Aggregator S.à r.l., a private limited liability company (société à responsabilité limitée) existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12c, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 250.444 (“Counterparty”). on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.       This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation regarding Variable Price Forward Sale Transactions, dated [ ], among GS, Counterparty and GS&Co. (as amended, modified or supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.       The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]
Number of Shares:	[ ]
Scheduled Valuation Date:	[ ]
First Acceleration Date:	[ ]
Contractual Dividend Amount:	USD[ ] per Share.
Suspension Intraday Period:	[ ]
Suspension Intraday Volume Ratio:	[ ]
TFPM Intraday Price:	[ ]
Minimum Price:	USD[ ] per Share.
[Intentionally Omitted] Value:	[ ]
[Intentionally Omitted]Threshold:	[ ]
[Intentionally Omitted] Intraday Price:	[ ]

Intentionally Omitted]

3.       This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Yours faithfully,

GOLDMAN SACHS INTERNATIONAL

By:	___________________________________ Name: Title:

Goldman Sachs & Co. LLC, as Custodian

By:	___________________________________ Name: Title:

Agreed and Accepted By:

TRIPLE FLAG MINING AGGREGATOR S.À R.L.

By: ___________________________________

Name:

Title: Authorized manager